UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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Elevance Health, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to the Proxy Statement
for the Annual Meeting of Shareholders
to be Held on Wednesday, May 15, 2024
EXPLANATORY NOTE
On March 29, 2024, Elevance Health, Inc. (the “Company,” “we,” “us” or “our”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with our 2024 Annual Meeting of Shareholders to be held in a virtual format, via live audio webcast on Wednesday, May 15, 2024, at 8:00 a.m. Eastern Time (the “Annual Meeting”).
Due to an administrative error, the Summary Compensation Table included in the “Executive Compensation” section of the Proxy Statement inadvertently omitted the one-time
cash award of $2,500,000 paid to Mark B. Kaye, our Executive Vice President and Chief Financial Officer, upon the commencement of his employment with us. As previously disclosed in our Current Report on Form
8-K
filed on August 8, 2023, this
one-time
cash award was paid to Mr. Kaye to compensate him for forfeited bonus payments and other incentives from his prior employer. Mr. Kaye will be required to repay this cash bonus if he voluntarily resigns or is terminated for cause within three years of his start date. The information for 2023 in the
“Pay versus Performance” section of the Proxy Statement that is based on the Summary Compensation Table was also understated.
This proxy statement supplement, dated April 22, 2024 (the “Supplement”) supplements and amends the Proxy Statement and is being filed to correct the errors described above by:

•
reproducing the Summary Compensation Table, originally set forth beginning on page 57 of the Proxy Statement, with changes to (i) add a “Bonus” column to the table, (ii) update the 2023 information for Mr. Kaye in the columns designated “Bonus” and “Total,” (iii) add an explanatory footnote 1 to the “Bonus” column of the table, and (iv) renumber the other footnotes to the table; and

•
as a result of the changes to the Summary Compensation Table, reproducing the “Pay versus Performance” section of the Proxy Statement, originally set forth beginning on page 68 of the Proxy Statement, to reflect the higher amounts of “Average Summary Compensation Table Total for
Non-PEO
NEOs” and “Average Compensation Actually Paid to
Non-PEO
NEOs” for 2023 based on the updates to the Summary Compensation Table included in this Supplement.

This corrected information is provided below and replaces the information originally included in the Proxy Statement in its entirety. Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read together with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.
If you have already submitted your vote, you do not need to take further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement beginning on page 78 under the caption “Information on Voting and the Annual Meeting—Voting and Meeting Information.” We urge you to vote your shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on
 May 15, 2024.
This Supplement is being filed with the SEC on April 22, 2024. This Supplement, as well as the Notice of Annual Meeting of Shareholders, the Proxy Statement and our 2023 Annual Report on Form
10-K
are available on our website
https://ir.elevancehealth.com/investors
and at
www.envisionreports.com/elv
.

Summary Compensation Table
The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2023 and, where applicable, December 31, 2022 and December 31, 2021.

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value & Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Gail K. Boudreaux President and Chief Executive Officer (CEO)	2023	$1,600,000	—	$11,850,043	$3,950,036	$3,648,000	—	$840,960	$21,889,039
	2022	$1,600,000	—	$11,100,128	$3,699,929	$3,840,000	—	$691,024	$20,931,081
	2021	$1,561,538	—	$9,900,081	$3,299,986	$4,019,399	—	$567,237	$19,348,241
Mark B. Kaye	2023	$252,692	$2,500,000	$10,775,411	$924,613	$351,748	—	$54,737	$14,859,201
EVP and Chief Financial Officer (CFO)
Peter D. Haytaian EVP and President, Carelon and CarelonRx	2023	$944,231	—	$3,225,051	$1,074,976	$1,314,369	—	$419,424	$6,978,051
	2022	$919,231	—	$3,000,218	$999,871	$1,323,692	—	$144,717	$6,387,729
	2021	$890,385	—	$4,125,385	$1,374,662	$1,375,111	—	$123,315	$7,888,858
Felicia F. Norwood EVP and President, Government Health Benefits	2023	$944,231	—	$3,225,051	$1,074,976	$1,087,754	—	$143,396	$6,475,408
	2022	$919,231	—	$3,000,218	$999,871	$1,323,692	—	$143,975	$6,386,987
	2021	$880,769	—	$2,625,154	$874,893	$1,360,260	—	$92,861	$5,833,937
Blair Todt	2023	$833,846	—	$5,000,648	$999,708	$1,155,711	—	$123,059	$8,112,972
EVP, Chief Legal and Administrative Officer
John E. Gallina Former EVP and Chief Financial Officer (CFO) (7)	2023	$944,231	—	$4,312,731	$1,437,286	$1,314,369	$11,918	$144,881	$8,165,416
	2022	$919,231	—	$3,937,532	$1,312,557	$1,323,692	—	$148,825	$7,641,837
	2021	$890,385	—	$2,812,665	$937,402	$1,375,111	$2,402	$123,315	$6,141,280

(1)
The amount in this column reflects a
one-time
cash award paid to Mr. Kaye upon the commencement of his employment with us to compensate him for forfeited bonus payments and other incentives from his prior employer. Mr. Kaye will be required to repay this cash bonus if he voluntarily resigns or is terminated for cause within three years of his start date.

(2)
The amounts in this column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our Long-Term Incentive Plan in accordance with ASC 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date and is equal to target performance.

The amounts in the “Stock Awards” column include the grant date fair values for time-based RSUs and PSUs. The grant date fair value for the PSUs was computed based on the target level of performance being achieved. The table below sets forth the grant date fair value of the RSUs granted in 2023 and the PSUs granted in 2023 at the target level of performance and the maximum level of performance.

Name	Restricted Stock Units Granted	Performance Stock Units
		Target	Maximum

Gail K. Boudreaux	$3,950,171	$7,899,872	$15,799,745

Mark B. Kaye	$8,925,292	$1,850,119	$3,700,237

Peter D. Haytaian	$1,075,017	$2,150,034	$4,300,067

Felicia F. Norwood	$1,075,017	$2,150,034	$4,300,067

Blair W. Todt	$3,000,704	$1,999,944	$3,999,888

John E. Gallina	$1,437,577	$2,875,154	$5,750,308

(3)
The amounts in the “Option Awards” column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our Long-Term Incentive Plan in accordance with ASC 718.

The assumptions used in the calculation of the grant date fair value
of the stock options are included in Note 15 to our audited consolidated financial statements included in Part II, Item 8 of our Form
10-K.

(4)
The amounts in the
“Non-Equity
Incentive Plan Compensation” column represent cash AIP awards earned during the reported year but paid in the following year. Based on Company performance, the awards earned as a percentage of their respective target awards for 2023 (and paid in 2024) were 114% for Ms. Boudreaux, 116% for Messrs. Kaye, Haytaian and Gallina, 96% for Ms. Norwood and 126% for Mr. Todt.

(5)
The amounts in the “Change in Pension Value and
Non-qualified
Deferred Compensation Earnings” column reflect the increase in the actuarial present value of the NEOs’ benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using a discount rate and a cash balance crediting rate consistent with those used in our financial statements. We do not provide any above-market returns on deferred compensation, so no deferred compensation earnings are included.

(6)	The amounts in the “All Other Compensation” column for 2023 include:

Name	Tax Equalization (a)	Corporate Aircraft Usage (b)	Other Perquisites (c)	DEC Cash Credits (d)	DEC Core Credits (e)	401(k) Plan Match	Deferred Compensation Plan Match	Total All Other Compensation

Gail K. Boudreaux	$320,985	$193,840	$—	$27,000	$27,000	$16,500	$255,635	$840,960

Mark B. Kaye	$—	$—	$36,852	$3,750	$3,750	$—	$10,385	$54,737

Peter D. Haytaian	$276,028	$—	$—	$15,000	$15,000	$16,500	$96,896	$419,424

Felicia F. Norwood	$—	$—	$—	$15,000	$15,000	$16,500	$96,896	$143,396

Blair W. Todt	$—	$—	$—	$15,000	$14,184	$16,500	$77,375	$123,059

John E. Gallina	$—	$—	$1,485	$15,000	$15,000	$16,500	$96,896	$144,881

(a)
Tax equalization payments reimburse the NEO for the additional non-resident
state income taxes owed from working for the convenience of the Company outside his or her home state and offset the increased tax liability as a result of the state income tax reimbursements.

(b)
The CEO may use corporate aircraft for personal trips for up to 50 hours of flight time per calendar year; provided, however, that the aggregate incremental cost to the Company of these flights shall not exceed $199,000. In 2023, the aggregate incremental cost to the Company for these flights was $193,840. Infrequently, other NEOs may have family members accompany them on business travel on the corporate aircraft at no incremental cost to us. The incremental cost for the use of corporate aircraft is calculated based on the variable operating costs, including cost per flight hour, fuel charges, catering and landing fees, and does not include fixed operating costs such as management and lease fees.

(c)	Other perquisites include the value of relocation benefits provided to Mr. Kaye in connection with his relocation to Indianapolis and the value of an executive physical provided to Mr. Gallina.

(d)	Cash provided to the NEOs under the DEC as described on page 55 of the Proxy Statement. Mr. Kaye’s amount was prorated to reflect his September 2023 hire date.

(e)	Reimbursement of services such as financial planning, estate planning, tax preparation and associated legal fees under the DEC as described on page 55 of the Proxy Statement.

(7)	Mr. Gallina became special advisor to the CEO effective November 1, 2023.

Pay versus Performance
Pay versus Performance Table

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income (4) (millions)	Adjusted Net Income (5) (millions)
					Total Shareholder Return (2)	Peer Group Total Shareholder Return (2)(3)

2023	$21,889,039	$16,222,856	$8,918,210	$8,173,085	164	143	$5,991	$7,838

2022	$20,931,081	$35,256,056	$6,710,732	$10,889,052	176	140	$5,888	$7,008

2021	$19,348,241	$50,432,186	$6,446,802	$15,664,365	157	143	$6,149	$6,300

2020	$17,109,952	$28,321,967	$5,388,978	$7,263,535	108	113	$4,572	$5,984

(1)
The PEO for each of the years presented was Gail K. Boudreaux and the non-PEO
NEOs for 2020, 2021 and 2022 were John E. Gallina, Peter D. Haytaian, Gloria M. McCarthy and Felicia F. Norwood. The
non-PEO
NEOs for 2023 were Mark B. Kaye, Peter D. Haytaian, Felicia F. Norwood, Blair W. Todt and John E. Gallina. To calculate Compensation Actually Paid for 2023, the following amounts were deducted from and added to the Summary Compensation Table total compensation reported for each of these individuals:

Reconciliation of Summary Compensation Table (“SCT”) Total Compensation to Compensation Actually Paid:

	2023
Adjustments	PEO ($)	Average of Non-PEO NEOs ($)
SCT Total	$21,889,039	$8,918,210

Add / (Subtract):

Adjustments for defined benefit and actuarial pension plans:
SCT amounts (i)	$—	$(2,384)
Service cost (ii)	$—	$—
Prior service cost (ii)	$—	$—

Adjustments for stock and option awards (iii) :
SCT amounts	$(15,800,079)	$(6,410,090)
Year-end fair value for awards granted in the covered year	$19,668,598	$7,660,611
Change in fair value of outstanding unvested awards from prior years	$(4,860,535)	$(1,087,385)
Vesting date fair value of awards granted and vesting during covered year	$—	$—
Change in fair value for prior year awards that vested during the covered year	$(4,674,167)	$(905,877)
Fair value of awards forfeited during the covered year	$—	$—
Dividends or other earnings paid on awards in the covered year prior to vesting	$—	$—
Compensation Actually Paid	$16,222,856	$8,173,085

(i)
Represents the change in the actuarial present value of the accumulated benefit under defined benefit and pension plans reported in the Summary Compensation Table for Mr. Gallina. No other NEO received any accumulated benefits under any pension plans.

(ii)
The Elevance Health Cash Balance Plan A was frozen effective December 31, 2006. There were no additional service costs or any impact on prior year benefits related to pension plan amendments during 2023; therefore, no amounts are included in this row related to pension benefits.

(iii)	Reflects the value of equity-based awards calculated in accordance with the SEC methodology for determining Compensation Actually Paid.
The fair values of stock options granted as of the end of 2023 and the year-over-year changes in the fair values of stock options outstanding at the end of, or that vested during, 2023 were calculated using a binomial lattice valuation model, as further described in Note 15, “Capital Stock,” of the Notes to our Consolidated Financial Statements included in Part II, Item 8 of our Form
10-K.
The following ranges of assumptions were used to estimate these fair values:

Calendar Year	Risk-Free Interest Rate	Volatility Factor	Dividend Yield (Annual)

2023	3.88 - 4.76%	29 - 32%	1.2 - 1.3%
The fair value of PSUs that vested during 2023 was calculated using the actual performance results of 162.9% as described in the Compensation Discussion & Analysis in this Proxy Statement.
The fair value of
in-flight
PSUs was calculated based on the probable
performance
as determined at the end of the applicable covered year, which has consistently been forecasted to be above the target level of performance.

(2)	Based upon an initial investment of $100 on December 31, 2019 with dividends reinvested.

(3)	Company selected peer group is the S&P 500 Health Care Index, the same peer group as reported in Part II, Item 5 in our Form 10-K.

(4)
Our 2021 and 2022 Net Income was recast in 2023 to include the impact of the Accounting Standards Update
2018-12
Adoption. Therefore, the 2021 and 2022 Net Income reported in these disclosures has been adjusted to reflect the recast amounts.

(5)
Our Company-selected measure is “Adjusted Net Income,” calculated as GAAP Shareholders’ Net
Income
, as adjusted for those items set forth in Annex A to this Proxy Statement, and further adjusted for those items that the Committee believes distort the view of management performance and that, if not adjusted, might misalign management incentives under the AIP. For 2023, these additional adjustments included a $29.3 million net decrease to reflect the exclusion of 2023 acquisition revenue and other non-material
administrative adjustments. For 2022, these additional adjustments included a $131.0 million increase to exclude the impact of the Accounting Standards Update
2018-12
Adoption and a $50.8 million net decrease to reflect the exclusion of 2022 acquisition revenue and other non-material
administrative adjustments. For 2021, these adjustments included a $54.0 million decrease to exclude the impact of the Accounting Standards
2018-12
Adoption and a $111.0 million net decrease to reflect the exclusion of 2021 acquisition revenue and other non-material
administrative adjustments. For 2020, these adjustments included a $267.3 million
increase related to our response to the
COVID-19
pandemic.

Relationship between Pay and Performance
As shown in the following charts, Net Income and Adjusted Net Income have generally increased or remained approximately flat year-over-year since 2020, while the PEO and other NEOs’ Compensation Actually Paid has varied significantly each year. This is primarily due to the significant emphasis we place on equity-based compensation, which is sensitive to changes in our stock price and is more closely aligned with our Total Shareholder Return.

Most Important Measures for Determining NEO Pay

Adjusted Net Income

Adjusted Net Income Growth

Operating Revenue

Total Revenue Growth